UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☐    Preliminary Proxy Statement
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☐    Definitive Proxy Statement
☒    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a-12
WAVE SYSTEMS CORP.

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Explanatory Note:
In conjunction with the mailing of its definitive proxy materials, Wave Systems Corp issued the following letter to shareholders, which is being mailed to shareholders together with Wave's definitive proxy statement.

To our Shareholders,

The Board of Directors at Wave Systems has been working to improve and update several areas of governance to be more in tune with both current practices as well as what we have heard from you, our shareholders. Many of these changes are contained in the enclosed proxy, some of which will need your approval to implement. I'd like to summarize these items below to emphasize the significant changes we believe are important to Wave's success moving forward.

We have also decided to streamline the board from 7 to 5 members and that is represented by the slate of directors for which we are asking your approval. We are also proposing to change the mix of board compensation to lower cash and increase equity participation. This will lower our overall board cash compensation by nearly 50%. Taking into account the increased annual equity grant, total cash and stock compensation would be reduced by about 30%. The change in mix is meant to encourage greater stock ownership among our directors and so we have also put in place ownership guidelines that our directors must meet. We have also adopted majority voting for uncontested elections, requiring candidates to receive a majority of "for" votes.

We have updated our Long Term Incentive Plan to allow for the use of other instruments besides options. This has been done to provide more flexibility in using other instruments such as RSUs and Performance Shares in our long term programs. We are also asking for a refresh of shares for this program.

I believe these changes better align Wave's board practices with the needs of our shareholders, while providing best practices in the management and compensation of our board.

With the slate of Directors we are putting forward, 4 of the 5 board members are new within the last year or so. We are committed to advising the management team in achieving Wave’s business objectives, which is the rightful expectation of our shareholders. Please look to the proxy for more details on these items.

I hope you see value in these changes both those we have already made as well as those that require your approval. They are all aimed at helping the success of Wave, its employees, customers, and shareholders.

Yours Truly,

/s/ Dave Côté

Dave Côté
Chairman of the Board of Directors